Exhibit 99.1

Solis Bond Partial Repayment and Update

Dublin, 26 February 2024

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (“AEG”) and Solis Bond Company DAC (“Solis”), an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus”), a majority owned subsidiary of AEG, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023, 18 December 2023, 3 January 2024 and 31 January 2024 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914).

AEG and Solis are pleased to announce that the Bond Trustee has granted a technical extension in order for Solis to exercise its call option, and Solis has provided notice to the Bond Trustee of its intent to exercise call options to repay €5,700,000 of amounts outstanding under the bonds (the “Repayment”). The Repayment will be funded by transactions relating to the divestiture of certain of Solis’ assets in the Netherlands. The settlement date of the Repayment is expected to be March 11, 2024, the date that is ten business days after the Repayment notice date.

AEG and Solis are also pleased to announce that Solis and a representative group of the bondholders have agreed to an extension of the temporary waivers and the maturity date until 30 April 2024 with the right to further extend to May 31 2024 at the Bond Trustee’s discretion, and thereafter on a month to month basis to 29 November 2024 at the Bond Trustee’s discretion and approval from a majority of Bondholders.

For further information about the proposal and the terms and conditions of the extension of the temporary waivers and maturity date, please refer to the attached notice to written resolution.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through ALternus Clean Energy, Inc. (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.